AGREEMENT AND PLAN OF REORGANIZATION


          THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made this 27th day of February, 2004, among Chiropractic 21 International, Inc., a Nevada corporation ("Chiropractic 21"); visionGATEWAY, Inc., a Nevada corporation ("vision"); and the stockholders of vision (the "vision Stockholders"), all of whom are listed on Exhibit A hereto and who execute and deliver a copy of this Agreement.

                                WITNESSETH:

                                 RECITALS

          WHEREAS, the respective Boards of Directors of Chiropractic 21 and vision have adopted resolutions pursuant to which Chiropractic 21 shall acquire and the vision Stockholders shall exchange 100% of the outstanding common stock of vision in exchange for the Chiropractic 21 shares as herein provided; and

          WHEREAS, the sole consideration for 100% of the outstanding common stock of vision shall be the exchange of shares of $0.004 par value common stock of Chiropractic 21 (which shares shall not be registered under the Securities Act of 1933, as amended (the "Securities Act") and shall constitute "restricted" securities as defined in Rule 144 promulgated under the Securities Act as outlined in Exhibit A; and

          WHEREAS, it is intended that the vision Stockholders shall acquire in exchange such "unregistered" and "restricted" securities of Chiropractic 21 in a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, as applicable;

           NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, it is agreed:

                           Section 1

                       Exchange of Stock

           1.1 Transfer and Number of Shares.  The vision Stockholders agree to transfer to Chiropractic 21 at the closing (the "Closing") up to100% of the outstanding common stock of vision, all as listed in Exhibit A, which is attached hereto and incorporated herein by reference (the "vision Shares"), in exchange for 36,040,500 shares of common stock of Chiropractic 21, pro rata, also as outlined in Exhibit A, amounting to approximately 95.3% of the post-Agreement outstanding common stock of Chiropractic 21. At the Closing, and excluding the securities to be exchanged for the vision Shares, the outstanding common stock of Chiropractic 21 will amount to approximately 1,777,717 shares or approximately 4.7% of the post-Agreement outstanding common stock of Chiropractic 21, after taking into account (i) a reverse split on the basis of one for three shares owned of the outstanding common stock of Chiropractic 21 as outlined in Section 1.5 that was effective on the opening of business on December 8, 2003, that is reflected in all computations contained herein, along with the issuance of 1,576 shares for rounding up fractional shares resulting from the reverse split to the nearest whole share;
(ii) and the issuance of (or the agreement to issue) an aggregate of 300,000 shares of common stock of Chiropractic 21 for and in consideration of non-capital raising services to be rendered pursuant to a written Consulting Agreement during the period that will commence on the Closing and which shall be effective for a period of three months thereafter, and which shares shall be registered on Form S-8 of the Securities and Exchange Commission on Closing, provided that Chiropractic 21 shall be eligible to use Form S-8;
(iii) the cancellation of 260,000 shares of common stock of Chiropractic 21 that are held by certain principal stockholders of Chiropractic 21; and (iv) the issuance at the Closing of 1,200,000 "unregistered" and "restricted" securities as defined under Rule 144 that are shares of Chiropractic 21 common stock to Jenson Services, Inc. ("Jenson Services") or its designated employees
or consultants as outlined in Section 1.8.   Accordingly, and assuming all of
the vision Stockholders become party to the Agreement, there will be approximately 37,818,219 post-Agreement outstanding shares of common stock of the reorganized Chiropractic 21.

          1.2 Extension of Offer to vision Stockholders. The offer to the stockholders of vision to exchange their vision Shares for the shares of Chiropractic 21 as contemplated by this Agreement shall be, to the extent not exercised by the vision Stockholders at the Closing, extended for a period of 180 days from the date of Closing, so that at any time during that period of 180 days, the vision Stockholders shall have the opportunity to execute this Agreement and exchange their vision Shares for shares of Chiropractic 21. At the end of the180 day period the shares remaining shall be issued to vision to be held in the treasury of vision for future issuance by the Board of Directors of vision to the vision Stockholders.

          1.3 Exchange of Certificates. The transfer of the vision Shares shall be effected by the delivery to Chiropractic 21 at the Closing of stock certificates representing the transferred shares duly endorsed in blank or accompanied by stock powers executed in blank with all signatures witnessed or guaranteed to the satisfaction of Chiropractic 21 and with all necessary transfer taxes and other revenue stamps affixed and acquired at the vision Stockholders' expense. All vision Shares so delivered will be free and clear of all liens and encumbrances. Chiropractic 21, for its part, shall deliver certificates in the name of each vision Stockholder electing for the exchange duly issued and countersigned by the transfer agent, fully paid and non-assessable shares of its common stock.

          1.4 Further Assurances. At the Closing and from time to time thereafter, the vision Stockholders shall execute such additional instruments and take such other action as Chiropractic 21 may request in order to exchange and transfer clear title and ownership of the vision Shares to Chiropractic 21.

          1.5 Reverse Split of Chiropractic 21 Common Stock and Authority to Change Name. Prior to the Closing, Chiropractic 21 shall have effected a reverse split of its outstanding common stock on the basis of one (1) share for each three (3) shares owned, which became effective on the opening of business on December 8, 2003; and, at Closing, Chiropractic 21 shall effect a name change to "visionGATEWAY, Inc." by Certificate of Amendment as authorized by the Articles of Incorporation, as amended, of Chiropractic 21.

          1.6 Share Cancellation by Chiropractic 21 Stockholders. In consideration of the Closing of the Agreement, the canceling principal stockholders of Chiropractic 21 that are named in Schedule 1.6.1 hereof shall:
(i) deliver at the Closing an aggregate of 260,000 shares of common stock of Chiropractic 21 for cancellation to its treasury and for return to the authorized but unissued capital stock of Chiropractic 21.

          1.7 Execution and Delivery of Lock-Up/Leak-Out Agreement by Certain Principal Stockholders of Chiropractic 21. As a condition of the Closing, the principal stockholders that are named in Schedule 1.7.1 hereof and any shareholder of Chiropractic 21 owning 5% or more of the outstanding common stock at the Closing, shall execute and deliver to Chiropractic 21 the Lock-Up/Leak-Out Agreement attached hereto as Schedule 1.7.2 covering the shares of common stock of Chiropractic 21 that are owned by them or acquired hereafter by them.

          1.8 Adoption of Consulting Agreement, Filing of S-8 Registration Statement Covering Common Stock of Chiropractic 21 to be Issued Thereunder and Issuance of Common Stock. The reorganized Chiropractic 21 shall adopt and ratify the Consulting Agreement attached hereto as Schedule 1.8.1 and shall agree to the issuance of an aggregate of 300,000 shares of common stock of Chiropractic 21 in consideration of non-capital raising services to be rendered pursuant to the Consulting Agreement, and which shares shall be registered on Form S-8 of the Securities and Exchange Commission promptly after the Closing, to the extent that Chiropractic 21 shall be eligible to use form S-8 and when the reorganized Chiropractic 21 is deemed to be "current" in the filing of all reports that were required to be filed by it with the Securities and Exchange Commission for the preceding 12 month period; regardless, the common stock issuable under the Consulting Agreement shall be deemed to be fully paid and non-assessable in accordance with the Consulting Agreement at Closing.

          1.9 Indemnification Agreement and Consideration. In consideration of the execution and delivery by Jenson Services of an Indemnity Agreement, a copy of which is attached hereto, designated as Schedule 1.9.1 and incorporated herein by reference, regarding the payment and personal indemnification of Chiropractic 21 and vision from and against any breach of warranty or false representation made herein and any and all past liabilities of any type or nature whatsoever of Chiropractic 21 existing immediately prior to the Closing, and which will include but not be limited to the expenses of Chiropractic 21 related to the negotiation and the Closing of this Agreement, except for the sum of $15,000 that has been paid by vision for the legal fees of Chiropractic 21 legal counsel, and the compromise and settlement of any amounts due and owing to Jenson Services for advances, loans or services or otherwise that were incurred prior to Closing, vision shall pay Jenson Services the aggregate sum of $250,000, less the $15,000 paid to legal counsel, payable at Closing; and the reorganized Chiropractic 21 shall issue to Jenson Services and /or its consultants and employees as designated by Jenson Services an aggregate of 1,200,000 shares of its common stock that are unregistered shares and "restricted securities" as defined under Rule 144.

          1.10 Resignations of Present Directors and Executive Officers of Chiropractic 21 and Designation of New Directors and Executive Officers.
Atthe Closing, the present directors and executive officers of Chiropractic 21 shall designate the directors and executive officers nominated by vision to serve in their place and stead, until the next respective annual meetings of the stockholders and the Board of Directors of the reorganized Chiropractic 21, and until their respective successors shall be elected and qualified or until their respective prior resignations or terminations, and with the current directors and executive officers of Chiropractic 21 resigning as of the Closing, in seriatim.

          1.11 Limitations of Registration Statements on Forms S-8 of the Securities and Exchange Commission. Except as provided in Section 1.8 hereof, no shares of common stock or other securities of the reorganized Chiropractic 21 shall be registered on any registration statements on Forms S-8 of the Securities and Exchange Commission for a minimum of 12 months following the Closing without the prior written consent of the present directors of Chiropractic 21.

          1.12 Closing. This Agreement will be deemed to be completed on the execution and delivery of the Agreement by the vision Stockholders collectively owning not less than 50.1% of the outstanding vision Shares; provided, however, vision and the vision Stockholders understand that the acquisition of less than 80% of the outstanding vision Shares may have an adverse effect on the tax free nature of the exchange of securities contemplated hereunder.

                            Section 2

                             Closing

          The Closing contemplated by Section 1 shall be held at the offices of Leonard W. Burningham, Esq., Suite 205, Hermes Building, 455 East 500 South, Salt Lake City, Utah 84111, on or before ten days following the execution and delivery of this Agreement, unless another place or time is agreed upon in writing by the parties. The Closing may also be accomplished by wire, express mail or other courier service, conference telephone communications or as otherwise agreed by the respective parties or their duly authorized representatives.

                                   Section 3

        Representations and Warranties of Chiropractic 21

          Chiropractic 21 represents and warrants to, and covenants with, the vision Stockholders and vision as follows:

          3.1  Corporate Status; Compliance with Securities Laws.
Chiropractic 21 is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary (Nevada only). Chiropractic 21 is a publicly-held company, having previously and lawfully offered and sold a portion of its securities in accordance with applicable federal and state securities laws, rules and
regulations.   Its common stock is quoted on the OTC Bulletin Board of the
National Association of Securities Dealers, Inc. (the "NASD") under the symbol "US:CRPL," though there is no "established trading market" for these securities. Chiropractic 21 is a "reporting issuer" under the Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), has presently filed all reports that have been required to be filed by it on a timely basis during the past 12 months and is not in violation of any
applicable federal or state securities laws, rules or regulations.   All
reports and registration statements that have been filed by Chiropractic 21 with the Securities and Exchange Commission do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Chiropractic 21 is not subject to any sanction, judgment, injunction or order of the Securities and Exchange Commission.

          3.2 Capitalization. The current pre-Agreement authorized capital stock of Chiropractic 21 consists of 75,000,000 shares of $0.004 par value common voting stock, of which 537,719 shares outstanding, all fully paid and non-assessable. Except as provided herein in Sections 1.1, 1.8 and 1.9, there are no outstanding options, warrants, convertible securities or calls pursuant to which any person has the right to purchase any authorized and unissued common stock or other securities of Chiropractic 21.

          3.3  Financial Statements.  The financial statements of
Chiropractic 21 furnished to the vision Stockholders and vision, consisting of audited financial statements for the years ended April 30, 2003 and 2002, and unaudited financial statements for the period ended October 31, 2003, attached hereto as Exhibits B and B-1, respectively, and incorporated herein by reference, are correct and fairly present the financial condition of Chiropractic 21 at such dates and for the periods involved; such statements were prepared in accordance with generally accepted accounting principles consistently applied, and no material change has occurred in the matters disclosed therein, except as indicated in Exhibit C, which is attached hereto and incorporated herein by reference. Such financial statements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

          3.4 Undisclosed Liabilities. Chiropractic 21 has no liabilities of any nature except to the extent reflected or reserved against in its balance sheets, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due, except as set forth in Exhibit C.

          3.5 Interim Changes. Since the dates of its balance sheets, except as set forth in Exhibit C, there have been no (i) changes in financial condition, assets, liabilities or business of Chiropractic 21 which, in the aggregate, have been materially adverse; (ii) damages, destruction or losses of or to property of Chiropractic 21, payments of any dividend or other distribution in respect of any class of stock of Chiropractic 21 or any direct or indirect redemption, purchase or other acquisition of any class of any such stock; or (iii) increases paid or agreed to in the compensation, retirement benefits or other commitments to its employees; or (iv) declaration of any dividends.

          3.6 Title to Property. Chiropractic 21 has good and marketable title to all properties and assets, real and personal, reflected in its balance sheets, and the properties and assets of Chiropractic 21 are subject to no mortgage, pledge, lien or encumbrance, except for liens shown therein or in Exhibit C, with respect to which no default exists.

          3.7  Litigation.   There is no claim, litigation or proceeding
pending, or to the knowledge of Chiropractic 21, threatened, against or relating to Chiropractic 21, its properties or business, except as set forth in Exhibit C. Further, no officer, director or person who may be deemed to be an "affiliate" of Chiropractic 21 is party to any material legal proceeding which could have an adverse effect on Chiropractic 21 (financial or otherwise), and none is party to any action or proceeding wherein any has an interest adverse to Chiropractic 21. There are no pending judgments or restraining orders or rulings against Chiropractic 21 to which Chiropractic 21 is subject or which have been previously entered against Chiropractic 21 and which remain unsatisfied.

          3.8 Books and Records. From the date of this Agreement to the Closing, Chiropractic 21 will (i) give to the vision Stockholders and vision or their respective representatives full access during normal business hours to all of Chiropractic 21' offices, books, records, contracts and other corporate documents and properties so that they or their respective representatives may inspect and audit them; and (ii) furnish such information concerning the properties and affairs of Chiropractic 21 as they or their respective representatives may reasonably request.

          3.9  Tax Returns.   Chiropractic 21 has filed all federal and state
income or franchise tax returns that have been required to be filed by it or has received currently effective extensions of the required filing dates.

          3.10 Confidentiality.   Until the Closing (and thereafter if there
is no Closing), Chiropractic 21 and its representatives will keep confidential any information which they obtain from the vision Stockholders or from vision concerning the properties, assets and business of vision. If the transactions contemplated by this Agreement are not consummated by February 28, 2004, Chiropractic 21 will return to vision all written matter with respect to vision obtained by Chiropractic 21 in connection with the negotiation or consummation of this Agreement.

          3.11 Corporate Authority. Chiropractic 21 has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver to the vision Stockholders and vision or their respective representatives at the Closing a signed copy of resolutions of its Board of Directors authorizing execution of this Agreement by Chiropractic 21's officers and performance thereunder, and that the directors adopting and delivering such resolutions are the duly elected and incumbent directors of Chiropractic 21.

          3.12 Due Authorization. Execution of this Agreement and performance by Chiropractic 21 hereunder have been duly authorized by all requisite corporate action on the part of Chiropractic 21, and this Agreement constitutes a valid and binding obligation of Chiropractic 21 and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of Chiropractic 21, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application now or hereafter in effect relating to or affecting the enforcement of creditors' right generally and the application of general equitable principles in any action, legal or equitable.

          3.13 Environmental Matters. Chiropractic 21 has no knowledge of any assertion by any governmental agency or other regulatory authority of any environmental lien, action or proceeding, or of any cause for any such lien, action or proceeding related to the business operations of Chiropractic 21.
In addition, to the best knowledge of Chiropractic 21, there are no substances or conditions which may support a claim or cause of action against Chiropractic 21 or any of Chiropractic 21's current or former officers, directors, agents or employees, whether by a governmental agency or body, private party or individual, under any Hazardous Materials Regulations. "Hazardous Materials" means any oil or petrochemical products, PCB's, asbestos, urea formaldehyde, flammable explosives, radioactive materials, solid or hazardous wastes, chemicals, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials" or "toxic substances" under any applicable federal or state laws or regulations. "Hazardous Materials Regulations" means any regulations governing the use, generation, handling, storage, treatment, disposal or release of hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and the Federal Water Pollution Control Act.

          3.14 Access to Information Regarding vision.   Chiropractic 21
acknowledges that vision has delivered to it copies of what has been represented to be documentation containing all material information respecting vision and vision's present and contemplated business operations, potential acquisitions, management and other factors; that it has had a reasonable opportunity to review such documentation and discuss it, to the extent desired, with its legal counsel, directors and executive officers; that it has had, to the extent desired, the opportunity to ask questions of and receive responses from the directors and executive officers of vision, and with the legal and accounting firms of vision, with respect to such documentation; and that to the extent requested, all questions raised have been answered to Chiropractic 21's complete satisfaction.

                             Section 4

     Representations, Warranties and Covenants of vision and
                     the vision Stockholders

          vision and the vision Stockholders represent and warrant to, and covenant with, Chiropractic 21 as follows (provided, however, that the vision Stockholders whose beneficial stock ownership interest in vision is less than 5% as set forth in Exhibit A shall make only those representations and warranties contained in Sections 4.1, 4.11, 4.12 and 4.16):

          4.1 Ownership. The vision Stockholders respectively own the vision Shares free and clear of any liens or encumbrances of any type or nature whatsoever, and each has full right, power and authority to exchange the vision Shares that are owned by each hereunder without qualification.

          4.2 Corporate Status. vision is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all states in which the nature of vision business or the character or ownership of vision properties makes such licensing or qualification necessary. It has no subsidiaries.

          4.3 Capitalization. The authorized capital stock of vision consists of 50,000,000 shares of common stock, $0.001 par value per share, of which 36,040,500 shares are issued and outstanding, all fully paid and non-assessable. There are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued common stock or other securities of vision.

          4.4 Financial Statements. The financial statements of vision furnished to Chiropractic 21, consisting of its unaudited balance sheet and income statement for the year ended June 30, 2003, attached hereto as Exhibit D and incorporated herein by reference, are correct and fairly present the financial condition of vision as of such dates and for the periods involved; such statements were prepared in accordance with generally accepted accounting principles consistently applied, and no material change has occurred in the matters disclosed therein, except as indicated in Exhibit E, which is attached hereto and incorporated herein by reference. These financial statements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

          4.5  Undisclosed Liabilities.   vision has no material liabilities
of any nature except to the extent reflected or reserved against in its balance sheets, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due, except as set forth in Exhibit E.

          4.6  Interim Changes.   Since the date of its balance sheets,
except as set forth in Exhibit E, there have been no (i) changes in the financial condition, assets, liabilities or business of vision, which in the aggregate, have been materially adverse; (ii) damages, destruction or loss of or to the property of vision, payment of any dividend or other distribution in respect of the capital stock of vision or any direct or indirect redemption, purchase or other acquisition of any such stock; or (iii) increases paid or agreed to in the compensation, retirement benefits or other commitments to their employees.

          4.7 Title to Property. vision has good and marketable title to all properties and assets, real and personal, proprietary or otherwise, reflected in its balance sheet, and the properties and assets of vision are subject to no mortgage, pledge, lien or encumbrance, except as reflected in its balance sheets or in Exhibit E, with respect to which no default exists.

          4.8  Litigation.   There is no litigation or proceeding
pending, or to the knowledge of vision, threatened, against or relating to vision or its properties or business, except as set forth in Exhibit E. Further, no officer, director or person who may be deemed to be an affiliate of vision is party to any material legal proceeding which could have an adverse effect on vision (financial or otherwise), and none is party to any action or proceeding wherein any has an interest adverse to vision.

          4.9  Books and Records.   From the date of this Agreement to the
Closing, the vision Stockholders will cause vision to (i) give to Chiropractic 21 and its representatives full access during normal business hours to all of vision offices, books, records, contracts and other corporate documents and properties so that vision may inspect and audit them; and (ii) furnish such information concerning the properties and affairs of vision as Chiropractic 21 may reasonably request.

          4.10 Tax Returns.   vision has filed all federal and state income
or franchise tax returns that have been required to be filed by it or has received currently effective extensions of the required filing dates.

          4.11 Confidentiality.   Until the Closing (and continuously
thereafter if there is no Closing), vision and the vision Stockholders and their representatives will keep confidential any information which they obtain from Chiropractic 21 concerning its properties, assets and business. If the transactions contemplated by this Agreement are not consummated by February 28, 2004, vision and the vision Stockholders will return to Chiropractic 21 all written matter with respect to Chiropractic 21 obtained by them in connection with the negotiation or consummation of this Agreement.

          4.12 Investment Intent. The vision Stockholders are acquiring the Chiropractic 21 common stock to be exchanged and delivered to them under this Agreement for "investment purposes and not with a view to the sale or distribution thereof," and they have no commitment or present intention to sell or distribute the Chiropractic 21 common stock to be received hereunder. The vision Stockholders shall execute and deliver to Chiropractic 21 on the Closing an Investment Letter attached hereto as Exhibit F and incorporated herein by reference, pursuant to which, among other things, each vision Stockholder will compromise and waive any pre-emptive rights or shareholder agreements relating to the prior issuance of any of the vision Shares, and any claims such vision Stockholder has or may have against vision arising out of the purchase of any common stock of vision exchanged under this Agreement, without qualification.

          4.13 Corporate Authority. vision has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver to Chiropractic 21 or its representative at the Closing a signed copy of resolutions of its Board of Directors authorizing execution of this Agreement by its officers and performance thereunder, and that the directors adopting and delivering such resolutions are the duly elected and incumbent directors of vision.

          4.14 Due Authorization. Execution of this Agreement and performance by vision hereunder have been duly authorized by all requisite corporate action on the part of vision, and this Agreement constitutes a valid and binding obligation of vision and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of vision, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application now or hereafter in effect relating to or affecting the enforcement of creditors' right generally and the application of general equitable principles in any action, legal or equitable.

          4.15 Environmental Matters. vision and the vision Stockholders have no knowledge of any assertion by any governmental agency or other regulatory authority of any environmental lien, action or proceeding, or of any cause for any such lien, action or proceeding related to the business operations of vision or its predecessors. In addition, to the best knowledge of vision and the vision Stockholders, there are no substances or conditions which may support a claim or cause of action against vision or any of its current or former officers, directors, agents, employees or predecessors, whether by a governmental agency or body, private party or individual, under any Hazardous Materials Regulations. "Hazardous Materials" means any oil or petrochemical products, PCB's, asbestos, urea formaldehyde, flammable explosives, radioactive materials, solid or hazardous wastes, chemicals, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," " hazardous materials" or "toxic substances" under any applicable federal or state laws or regulations. "Hazardous Materials Regulations" means any regulations governing the use, generation, handling, storage, treatment, disposal or release of hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and the Federal Water Pollution Control Act.

          4.16 Access to Information Regarding Chiropractic 21. vision and the vision Stockholders acknowledge that Chiropractic 21 has provided them with access to what has been represented to be documentation containing all material information respecting Chiropractic 21 and its present and contemplated business operations, potential acquisitions, management and other factors, by personal delivery to them and/or by notification of access to the reports and registration statements of Chiropractic 21 that contain such information in the EDGAR Archives of the Securities and Exchange Commission at www.sec.gov; that they have had a reasonable opportunity to review such documentation and to discuss it, to the extent desired, with their legal counsel, directors and executive officers; that they have had, to the extent desired, the opportunity to ask questions of and receive responses from the directors and executive officers of Chiropractic 21, and with the legal and accounting firms of Chiropractic 21 , with respect to such documentation; and that to the extent requested, all questions raised have been answered to their complete satisfaction.

                             Section 5

          Conditions Precedent to Obligations of vision and the vision Stockholders

          All obligations of vision and the vision Stockholders under this Agreement are subject, at their option, to the fulfillment, before or at the Closing, of each of the following conditions:

          5.1 Representations and Warranties True at Closing. The representations and warranties of Chiropractic 21 contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall survive the Closing.

          5.2  Due Performance.   Chiropractic 21 shall have performed and
complied with all of the terms and conditions required by this Agreement to be performed or complied with by it before the Closing.

          5.3 Officers' Certificate. vision shall have been furnished with a certificate signed by the President of Chiropractic 21, in such capacity, attached hereto as Exhibit G and incorporated herein by reference, dated as of the Closing, certifying (i) that all representations and warranties of Chiropractic 21 contained herein are true and correct; and (ii) that since the date of the financial statements (Exhibits B and B-1 hereto), there has been no material adverse change in the financial condition, business or properties of vision, taken as a whole.

          5.4 Assets and Liabilities of Chiropractic 21. Unless otherwise agreed, Chiropractic 21 shall have no assets and no liabilities at Closing, and all costs, expenses and fees incident to the Agreement shall have been paid, or adequate provision for the payment of the foregoing shall have been made.

          5.5 Resignations of Present Directors and Executive Officers and Designation of New Directors and Executive Officers. At or simultaneous with the Closing, vision shall have received all of the resignations of the present directors and executive officers of Chiropractic 21 and shall further receive copies of corporate resolutions of Chiropractic 21 showing adoption of all action necessary to accomplish the resignation of Chiropractic 21's directors and executive officers, in seriatim, while designating the nominees of vision to the Board of Directors.

          5.6 Reverse Split. Prior to the Closing of this Agreement, the Board of Directors of Chiropractic 21 shall have effected the reverse split of its outstanding common stock on the basis of one for 3 shares owned of Chiropractic 21 as outlined in Section 1.5 hereof.

          5.8 Share Cancellation, Share Issuance and Lock-Up/Leak-Out Agreement. (i) 260,000 shares of common stock of Chiropractic 21 shall have been delivered to Chiropractic 21 for cancellation to its treasury and for return to the authorized but unissued capital stock of Chiropractic 21 by certain principal stockholders as outlined in Schedule 1.6.1 of Section 1.6hereof; (ii) Chiropractic 21 shall have adopted and ratified the Consulting Agreement attached hereto as Schedule 1.8.1 and the issuance of an aggregate of 300,000 shares of common stock of Chiropractic 21 for and in consideration of non-capital raising services to be rendered pursuant to the Consulting Agreement, and which shares shall be registered on Form S-8 of the Securities and Exchange Commission as provided in Section 1.8 hereof subject to the eligibility of Chiropractic 21 to use Form S-8; and (iii) the principal stockholders that are named in Schedule 1.7.1 hereof shall execute and deliver to Chiropractic 21 the Lock-Up/Leak-Out Agreement attached hereto as Schedule
1.7.2 covering the shares of common stock of Chiropractic 21 that are currently owned by them or acquired hereafter by them.

          5.9  Stockholders' Consent.   Persons owing not less than 50.1% of
the outstanding vision Shares shall have executed and delivered the Agreement.

          5.10 Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions proposed by this Agreement or limiting or restraining any portion thereof prior to or after the Closing shall be in effect, nor shall any proceeding by any administrative agency, commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing shall be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened against Chiropractic 21 or any of its officers or directors that could materially and adversely affect the business, assets, liabilities, financial condition or prospects of Chiropractic 21.

          5.11 Material Contracts. Any and all material contracts affecting Chiropractic 21, except those specifically permitted by vision in writing or otherwise permitted by this Agreement, shall be terminated and cancelled as of the Closing Date.

                             Section 6

     Conditions Precedent to Obligations of Chiropractic 21

          All obligations of Chiropractic 21 under this Agreement are subject, at Chiropractic 21's option, to the fulfillment, before or at the Closing, of each of the following conditions:

          6.1 Representations and Warranties True at Closing. The representations and warranties of vision and the vision Stockholders contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall survive the Closing.

          6.2 Due Performance. vision, the vision Stockholders shall have performed and complied with all of the terms and conditions required by this Agreement to be performed or complied with by them before the Closing.

          6.3 Officers' Certificate. Chiropractic 21 shall have been furnished with a certificate signed by the President of vision, in such capacity, attached hereto as Exhibit H and incorporated herein by reference, dated as of the Closing, certifying (i) that all representations and warranties of vision and the vision Stockholders contained herein are true and correct; and (ii) that since the date of the financial statements (Exhibit D), there has been no material adverse change in the financial condition, business or properties of vision, taken as a whole.

          6.4 Books and Records. The vision Stockholders or the Board of Directors of vision shall have caused vision to make available all books and records of vision, including minute books and stock transfer records; provided, however, only to the extent requested in writing by Chiropractic 21 at Closing.

          6.5 Compliance With Specific Conditions of Section 1. The final satisfaction and compliance with all of the requirements of Section 1 hereof are conditions precedent to the obligations of Chiropractic 21 hereunder as they were all part of the negotiations that culminated in the execution and delivery of this Agreement and must be fully satisfied at or within a reasonable time of the Closing; and Section 1 contains conditions that the current members of the Board of Directors of Chiropractic 21 may obtain specific performance of in the event of default in any of the matters covered thereby.

          6.6 Stockholders' Consent. Persons owing not less than 50.1 of the outstanding vision Shares shall have executed and delivered the Agreement.

                              Section 7

                            Termination

          7.1 Termination of Agreement. Prior to the Closing, this Agreement may be terminated (i) by mutual consent in writing; (ii) by either the directors of Chiropractic 21 or vision, if there has been a material misrepresentation or material breach of any warranty or covenant by the other party; or (iii) by either the directors of Chiropractic 21 or vision and the vision Stockholders, if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing, by the date fixed in
Section 2.

          7.2 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants made by the parties hereto in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing date. The representations and warranties made herein by any party shall survive the Closing for a period of two years after the date of Closing.

                             Section 8

                         Indemnification

          8.1 Chiropractic 21 Indemnification. Jenson Services and Chiropractic 21 shall indemnify, defend and hold harmless vision and its directors, officers, employees, affiliates, agents and assigns, as well as the vision Stockholders (collectively, the "Indemnified Persons) from and against any and all losses, liabilities, damages, demands, claims, actions, judgments or causes of action, assessments, costs and expenses including, without limitation, interest, penalties and attorneys' and accountant's fees asserted against, resulting to, or imposed upon or incurred or suffered by any Indemnified Person, directly or indirectly, as a result of, or based upon or arising from any material inaccuracy in or materials breach, non-fulfillment or failure to perform, any of the representations, warranties, covenants or agreements made by Chiropractic 21 in or pursuant to this Agreement.

          8.2 vision Indemnification. vision shall indemnify, defend and hold harmless Chiropractic 21 and its directors, officers, employees, affiliates, agents and assigns (collectively, the "Indemnified Persons) from and against any and all losses, liabilities, damages, demands, claims, actions, judgments or causes of action, assessments, costs and expenses including, without limitation, interest, penalties and attorneys' and accountant's fees asserted against, resulting to, or imposed upon or incurred or suffered by any Indemnified Person, directly or indirectly, as a result of, or based upon or arising from any material inaccuracy in or materials breach, non-fulfillment or failure to perform, any of the representations, warranties, covenants or agreements made by vision in or pursuant to this Agreement.

                            Section 9

                        General Provisions

          9.1 Further Assurances. At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

          9.2  Waiver.   Any failure on the part of any party hereto to
comply with any its or their obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

          9.3 Brokers. Each party represents to the other parties that no broker or finder has acted for each or any of them in connection with this Agreement, and agrees to indemnify and hold harmless the other parties against any fee, loss or expense arising out of claims by brokers or finders employed or alleged to have been employed by each or any of them.

          9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

     If to Chiropractic 21:              5525 South 900 East, #110
                                         Salt Lake City, Utah 84117

     With a copy to:                     Leonard W. Burningham, Esq.
                                         455 East 500 South, #205
                                         Salt Lake City, Utah 84111

     If to vision:                       12707 High Bluff Drive, 2nd Floor
                                         San Diego, California 92130

     With a copy to:                     B. Bruce Freitag, Esq.
                                         11-G Brookside Avenue
                                         Wanaque, New Jersey 07456

     If to the vision                    To the addresses listed in Exhibit A.
     Stockholders:

          9.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

          9.6 Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

          9.7 No Waiver. The failure of a party to strictly enforce any provision of this Agreement shall not be deemed a waiver of any right or remedy as to any continuing or future matter. The termination of this Agreement by either party shall not affect or waive any other remedy or right.

          9.8 Waiver of Jury Trial. The parties to this Agreement recognize that this Agreement is a relatively complex business document, that it is lengthy and technical in nature and may be susceptible to misinterpretation if isolated provisions are the subject of review and that in the event of any dispute as to the rights and obligations of the parties under this Agreement, a judge rather than a jury would be the most efficient and best qualified trier of the facts relating to this Agreement. Accordingly, the parties hereto desire, acknowledge and mutually agree to waive their respective rights to a jury trial with respect to any litigation or other legal proceeding based upon this Agreement.

          9.9 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          9.10 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of such counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by facsimile) by the parties.

          9.11 Specific Performance; Remedies. Each party hereto acknowledges that the other parties to this Agreement will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including, without limitation, the confidentiality obligations imposed by this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

          9.12 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without reference to or incorporation of any of such state's common or statutory laws regarding conflicts of law, except to the extent pre-empted by federal law, in which event (and to that extent only), federal law shall govern. Any actions permitted hereunder shall be brought in the State of Nevada in the county in which the principal executive offices of Chiropractic 21 are situated only.

          9.13 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

          9.14      Counterparts.   This Agreement may be executed
simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.15 Default. In the event of any default hereunder, the prevailing party in any action to enforce the terms and provisions hereof shall be entitled to recover reasonable attorney's fees and related costs.

          IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Reorganization effective the latest date hereof.

                               CHIROPRACTIC 21 INTERNATIONAL, INC.


Date: 2/24/04.                 By/s/Kirsten Lovato
                               Kirsten Lovato, President


                               VISIONGATEWAY, INC.


Date: 2/27/04.                By/s/Martin G. Wotton
                               Martin G. Wotton, President

                AGREEMENT AND PLAN OF REORGANIZATION
                     COUNTERPART SIGNATURE PAGE

        This Counterpart Signature Page for that certain Agreement and Plan of Reorganization (the "Agreement") dated as of the 27th day of February, 2004, among Chiropractic 21 International, Inc., a Nevada corporation ("Chiropractic 21"); visionGATEWAY, Inc., a Nevada corporation ("vision"); and the vision stockholders (the "vision Stockholders"), by which the undersigned, through execution and delivery of this Counterpart Signature page, intends to be legally bound by the terms of the Agreement.


                       Aspen Capital Partners Limited
                        Name (Please Print)

                       206 Tablelands Road
                        Street Address

                       Opotiki, North Island, New Zealand
                       City                  State             Zip

                       /s/Andrew Brett Wotton
                         (Signature)

                       27th February 2004
                            (Date)

                            EXHIBIT A

                                                       Number of Shares of
                              Number of Shares             Chiropractic 21
                                 Owned of                       to be
        Name                      vision              Received in Exchange



     See attached list of vision stockholders. The exchange will be on the basis of one share of Chiropractic 21 for each one share owned of vision.

                            EXHIBIT B

               CHIROPRACTIC 21 INTERNATIONAL, INC.

                       FINANCIAL STATEMENTS

                       FOR THE YEARS ENDED

                     April 30, 2003 and 2002

See the 10KSB for the year ended April 30, 2003 for Chiropractic 21 International, Inc.

                           EXHIBIT B-1

               CHIROPRACTIC 21 INTERNATIONAL, INC.

                  UNAUDITED FINANCIAL STATEMENTS

                       FOR THE PERIOD ENDED

                         OCTOBER 31, 2003

See the 10QSB for the quarter ended October 31, 2003 for Chiropractic 21 International, Inc.

                            EXHIBIT C


          None.

                            EXHIBIT D


                       visionGATEWAY, Inc.

                  UNAUDITED FINANCIAL STATEMENTS

                        FOR THE YEAR ENDED

                          JUNE 30, 2003

                            EXHIBIT E


          None.

                            EXHIBIT F





Atlas Stock Transfer
5899 South State Street
Murray, Utah 84107

Chiropractic 21 International, Inc.
4685 South Highland Drive, Suite 202
Salt Lake City, Utah 84117

Re: Exchange of shares of visionGATEWAY, Inc., a Nevada corporation ("vision"), for shares of Chiropractic 21
          International, Inc., a Nevada corporation
          ("Chiropractic 21" or "Company")

Dear Ladies and Gentlemen:

          Pursuant to that certain Agreement and Plan of Reorganization (the "Agreement") between the undersigned, vision, the other stockholders of vision and Chiropractic 21, I acknowledge that I have approved this exchange; that I am aware of all of the terms and conditions of the Agreement. I represent and warrant that (i) I am an "accredited investor" or, either alone or with the aid of a "purchaser representative" a "sophisticated investor"; (ii) I understand the "unregistered" and "restricted" nature of the shares of Chiropractic 21 being received under the Agreement in exchange for the vision Shares; (iii) I have received and reviewed a copy of any and all material documents regarding the Company, including, but not limited to all reports filed with the Securities and Exchange Commission for the past 12 months;
(iv) I hereby compromise and waive any pre-emptive rights or shareholder agreements relating to the prior issuance of any of the vision Shares, and any claims I have or may have against vision arising out of the purchase of any common stock of vision exchanged under the Agreement, without qualification.

          I understand that you have and will make books and records of your Company available to me for my inspection in connection with the contemplated exchange of my shares, and that I have been encouraged to review the information and ask any questions I may have concerning the information of any director or officer of the Company or of the legal and accounting firms for the Company. I understand that the accounting firm for Chiropractic 21 is Mantyla, McReynolds & Associates, 5872 South 900 East, #250, Salt Lake City, Utah 84121; Telephone #801-269-1818; and that legal counsel for Chiropractic 21 is Leonard W. Burningham, Esq., 455 East 5th South, Suite 205, Salt Lake City, Utah 84111, Telephone #801-363-7411.

          I also understand that I must bear the economic risk of ownership of any of the Chiropractic 21 shares for a long period of time, the minimum of which will be one (1) year, as these shares are "unregistered" shares and may not be sold unless any subsequent offer or sale is registered with the United States Securities and Exchange Commission or otherwise exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), or other applicable laws, rules and regulations.

          I intend that you rely on all of my representations made herein and those in the personal questionnaire (if applicable) I provided to vision for use by Chiropractic 21 as they are made to induce you to issue me the shares of Chiropractic 21 under the Plan, and I further represent (of my personal knowledge or by virtue of my reliance on one or more personal representatives), and agree as follows, to-wit:

          1. That the shares being acquired are being received for investment purposes and not with a view toward further distribution;

          2. That I have a full and complete understanding of the phrase "for investment purposes and not with a view toward further distribution";

          3. That I understand the meaning of "unregistered shares" and know that they are not freely tradeable;

          4. That any stock certificate issued by you to me in connection with the shares being acquired shall be imprinted with a legend restricting the sale, assignment, hypothecation or other disposition unless it can be made in accordance with applicable laws, rules and regulations;

          5. I agree that the stock transfer records of your Company shall reflect that I have requested the Company not to effect any transfer of any stock certificate representing any of the shares being acquired unless I shall first have obtained an opinion of legal counsel to the effect that the shares may be sold in accordance with applicable laws, rules and regulations, and I understand that any opinion must be from legal counsel satisfactory to the Company and, regardless of any opinion, I understand that the exemption covered by any opinion must in fact be applicable to the shares;

          6. That I shall not sell, offer to sell, transfer, assign, hypothecate or make any other disposition of any interest in the shares being acquired except as may be pursuant to any applicable laws, rules and regulations;

          7. I fully understand that my shares which are being exchanged for shares of the Company are "risk capital," and I am fully capable of bearing the economic risks attendant to this investment, without qualification; and

          8. I also understand that without approval of counsel for Chiropractic 21, all shares of Chiropractic 21 to be issued and delivered to me in exchange for my shares of vision shall be represented by one stock certificate only and which such stock certificate shall be imprinted with the following legend or a reasonable facsimile thereof on the front and reverse sides thereof:


          The shares of stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or otherwise transferred unless compliance with the registration provisions of such Act has been made or unless availability of an exemption from such registration provisions has been established, or unless sold pursuant to Rule 144 under the Act.

          Any request for more than one stock certificate must be accompanied by a letter signed by the requesting stockholder setting forth all relevant facts relating to the request. Chiropractic 21 will attempt to accommodate any stockholders' request where Chiropractic 21 views the request is made for valid business or personal reasons so long as in the sole discretion of Chiropractic 21, the granting of the request will not facilitate a "public" distribution of unregistered shares of common voting stock of Chiropractic 21.

          You are requested and instructed to issue a stock certificate as follows, to-wit:

          Aspen Capital Partners, Ltd. 23,000,000
          (Name(s) and Number of Shares)
          206 Tablelands Road
          (Address)
          Opotiki, North Island, New Zealand
          (City, State and Zip Code)

          If joint tenancy with full rights of survivorship is desired, put the initials JTRS after your names.

          Dated this 27th day of February, 2004.

                              Very truly yours,


                              /s/Andrew Brett Wotton, Director

                            EXHIBIT G



                CERTIFICATE OF OFFICER PURSUANT TO

               AGREEMENT AND PLAN OF REORGANIZATION


          The undersigned, the President of Chiropractic 21 International, Inc., a Nevada corporation ("Chiropractic 21"), represents and warrants the following as required by the Agreement and Plan of Reorganization (the "Plan") between Chiropractic 21 and visionGATEWAY, Inc., a Nevada corporation ("vision"), and the stockholders of vision (the "vision Stockholders"):

          1. That she is the President of Chiropractic 21 and has been authorized and empowered by its Board of Directors to execute and deliver this Certificate to vision and the vision Stockholders.

          2. Based on her personal knowledge, information, belief and opinions of counsel for Chiropractic 21 regarding the Plan:

              (i) All representations and warranties of Chiropractic 21 contained within the Plan are true and correct;

             (ii) Chiropractic 21 has complied with all terms and provisions required of it pursuant to the Plan; and

            (iii) There have been no material adverse changes in the financial position of Chiropractic 21 as set forth in its financial statements for the periods ended April 30, 2003 and 2002, and October 31, 2003, except as set forth in Exhibit C to the Plan.


                              CHIROPRACTIC 21 INTERNATIONAL, INC.


                              By/s/Kirsten Lovato
                                   Kirsten Lovato, President

                            EXHIBIT H


                CERTIFICATE OF OFFICER PURSUANT TO

               AGREEMENT AND PLAN OF REORGANIZATION


          The undersigned, the President of vision Industries, Inc., a Delaware corporation ("vision"), represents and warrants the following as required by the Agreement and Plan of Reorganization (the "Plan") between vision, its stockholders (the "vision Stockholders") and Chiropractic 21 International, Inc., a Nevada corporation ("Chiropractic 21"):

          1. That he is the President of vision and has been authorized and empowered by its Board of Directors to execute and deliver this Certificate to Chiropractic 21.

          2.   Based on his personal knowledge, information, belief:

              (i) All representations and warranties of vision contained within the Plan are true and correct;

             (ii) vision has complied with all terms and provisions required of it pursuant to the Plan; and

            (iii) There have been no material adverse changes in the financial position of vision as set forth in its unaudited balance sheet and income statement for the year ended June 30, 2003, except as set forth in Exhibit E to the Plan.


                              visionGATEWAY, INC.


                              By/s/Martin G. Wotton
                                     Martin G. Wotton, President

                          Schedule 1.6.1

                 Canceling Principal Stockholders


               Nick Lovato                        86,667
               Kirsten Lovato                     86,667
               Vickie Jenson                      86,667

                          Schedule 1.7.1

 Chiropractic 21 Stockholders Signing Lock-Up/Leak-Out Agreement


          Jenson Services, Inc.
          Leonard W. Burningham, Esq.
          David Oline
          Francis Salazar
          Brian Salazar
          Jimmy Villalobos
          James P. Doolin
          Kathleen L. Morrison
          Jeffrey D. Jenson
          Travis T. Jenson
          Duane S. Jenson
          Thomas J. Howells
          Nick Lovato
          Kirsten Lovato
          Victoria Jenson

                          Schedule 1.7.2

                    Lock-Up/Leak-Out Agreement

                    LOCK-UP/LEAK-OUT AGREEMENT

          THIS LOCK-UP/LEAK-OUT AGREEMENT (the "Agreement") is made and entered into as of the 27th day of February, 2004, between Chiropractic 21 International, Inc., a Nevada corporation ("Chiropractic 21"), and Jenson Services, Inc., a Utah corporation ("Jenson Services"), Leonard W. Burningham, Esq., David Oline, Francis Salazar, Brian Salazar, Jimmy Villalobos, James P. Doolin, Kathleen L. Morrison, Jeffrey D. Jenson, Travis T. Jenson, Duane S. Jenson, Thomas J. Howells, Nick Lovato, Kirsten Lovato and Victoria Jenson, shareholders of Chiropractic 21, and sometimes referred to herein as the "Shareholders."

          WHEREAS, Chiropractic 21 intends to enter into an Agreement and Plan of Reorganization (the "Reorganization Agreement") between Chiropractic 21 and visionGATEWAY, Inc., a Nevada corporation ("vision"); and the stockholders of vision (the "vision Stockholders"), pursuant to which the execution and delivery of this Agreement is a condition precedent to the closing of the Reorganization Agreement; and

          WHEREAS, in order to facilitate the consummation of the transactions contemplated by the Reorganization Agreement and to provide for an orderly market for the Common Stock of Chiropractic 21 subsequent to the closing of the Reorganization Agreement, the Shareholderss have agreed to enter into this Agreement and to restrict the sale, assignment, transfer, conveyance, hypothecation or alienation of the Common Stock, all on the terms set forth below.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Notwithstanding anything contained in this Agreement, the Shareholders may transfer their shares of Common Stock to their affiliates, partners in a partnership, subsidiaries and trusts, or spouses and lineal descendants for estate planning purposes, and any other person in a bona fide private transaction, provided that the transferee (or the legal representative of the transferee) executes an agreement to be bound by all of the terms and conditions of this Agreement.

          2. Except as otherwise expressly provided herein, and except as the Shareholders may be otherwise restricted from selling shares of Common Stock, the Shareholders may only sell Common Stock subject to the following conditions for the twelve (12) month period from the closing of the Reorganization Agreement (the "Lock-Up/Leak-Out Period"):

          2.1 All public sales by the Shareholders shall be made in "broker's transactions" as that term is defined in Rule 144 of the Securities and Exchange Commission, and that the Shareholders shall comply with the "manner of sale" requirements of Rule 144 of the Securities and Exchange Commission.

          2.2 If the Shareholders have an approved brokerage account meaning an account with a broker/dealer who has executed and delivered to Chiropractic 21 a broker/dealer agreement in a form satisfactory to Chiropractic 21, a reasonable facsimile of which is attached hereto as Exhibit A and incorporated herein by reference (the "Broker/Dealer Agreement"), to the effect that any such broker/dealer will comply with and monitor the terms and conditions of this Agreement for the benefit of Chiropractic 21 and the Shareholders (the "Approved Broker/Dealer"); and the Shareholders have executed and delivered to Chiropractic 21 a Seller's Resale Agreement in a form satisfactory to Chiropractic 21, a reasonable facsimile of which is attached hereto as Exhibit B and incorporated herein by reference (the "Seller's Resale Agreement"), then the Common Stock of the Shareholders that can be sold or has qualified to be sold hereunder will be delivered to the Shareholders' account at the Approved Broker Dealer through the Depository Trust Corporation ("DTC") or by paper delivery; and provided, however, that if the Shareholders do not have an account with an Approved Broker/Dealer, the Common Stock of the Shareholders that can be sold or has qualified to be sold hereunder will be delivered to the Shareholders in the form of an actual stock certificate that is imprinted with a legend indicating that resale of the Common Stock is subject to the terms and conditions of this Agreement, one of which shall be a resale through an Approved Broker/Dealer.

          2.3 The Shareholders shall be allowed to publicly sell 1/12th of the Shareholders' shares of Common Stock per month during the Lock-Up/Leak-Out Period, on a cumulative basis, meaning that if no Common Stock was sold during one month while Common Stock was qualified to be sold, up to 2/12ths of the Shareholders' shares of Common Stock could be sold in the
               next successive month and so forth.   The Shareholders agree
               that all sales will be made at no less than the best "asked" prices, and no sales will be made at the "bid" prices for the Common Stock.

          2.4 The Shareholders agree that they will not engage in any short selling of the Common Stock during the Lock-Up/Leak-Out Period.

          2.5 During the Lock-Up/Leak/Out Period, Chiropractic 21 shall maintain its "reporting" status with the Securities and Exchange Commission; file all reports that are required to be filed by it during such period; and use its "best efforts" to ensure that the Common Stock is continually quoted for public trading on a nationally recognized medium of no less significance than the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc. (the "NASD"), the NASDAQ Small Cap or a recognized national stock exchange.

          3. By executing this Agreement, the Shareholders represent that the Common Stock set forth in their respective Counterpart Signature Pages are all of the shares of Chiropractic 21 Common Stock that the Shareholders beneficially own as of the date hereof. In addition to the Common Stock set forth in the Counterpart Signature Page, this Agreement shall apply to all Chiropractic 21 Common Stock of which the Shareholders become the beneficial owner of during the Lock-Up/Leak-Out Period.

          4. Notwithstanding anything to the contrary set forth herein, Chiropractic 21 may, in its sole discretion, at any time and from time to time, waive any of the conditions or restrictions contained herein to increase the liquidity of the Common Stock or if such waiver would otherwise be in the best interests of the development of the trading market for the Common Stock.

          5. In the event of a tender offer to purchase all or substantially all of Chiropractic 21's issued and outstanding securities, or a merger, consolidation or other reorganization with or into an unaffiliated entity, and if the requisite number of the record and beneficial owners of Chiropractic 21 securities then outstanding are voted in favor of such tender offer, merger, consolidation or reorganization, and such tender offer, merger, consolidation or reorganization is completed, this Agreement shall terminate as of the closing of such event and the Common Stock restricted pursuant hereto shall be released from such restrictions.

          6. Except as otherwise provided in this Agreement or any other agreements between the parties, the Shareholders shall be entitled to their respective beneficial rights of ownership of the Common Stock, including the right to vote the Common Stock for any and all purposes.

          7. The Common Stock and per share price restrictions covered by this Agreement shall be appropriately adjusted should Chiropractic 21 make a dividend or distribution, undergo a forward split or a reverse split or otherwise reclassify its shares of Common Stock.

          8. No transfer of any of the shares of Common Stock that are subject to this Agreement shall be made in any transaction other than a "broker's transaction" unless the transferee executes and delivers a copy of this Agreement prior to the transfer of any stock certificate representing any of the Common Stock so transferred.

          9. This Agreement may be executed in any number of counterparts with the same force and effect as if all parties had executed the same document.

          10. All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by certified mail, return receipt requested, overnight delivery or hand-delivered to all parties to this Agreement, to Chiropractic 21, at 4685 So. Highland Drive, #202, Salt Lake City, Utah 84117, and to the Shareholders, at the address in their respective Counterpart Signature Pages. All notices shall be deemed to be given on the same day if delivered by hand or on the following business day if sent by overnight delivery or the second business day following the date of mailing.

          11. The resale restrictions on the Common Stock set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities laws, rules and regulations.

          12. Chiropractic 21 or the Shareholders who fail to fully adhere to the terms and conditions of this Agreement shall be liable to every other party for any damages suffered by any party by reason of any such breach of the terms and conditions hereof. The Shareholders agree that in the event of a breach of any of the terms and conditions of this Agreement by the Shareholders, that in addition to all other remedies that may be available in law or in equity to the non-defaulting parties, a preliminary and permanent injunction, without bond or other surety, and an order of a court requiring the defaulting Shareholders to cease and desist from violating the terms and conditions of this Agreement and specifically requiring the Shareholders to perform their respective obligations hereunder, is fair and reasonable by reason of the inability of the parties to this Agreement to presently determine the type, extent or amount of damages that Chiropractic 21 or the non-defaulting Shareholders may suffer as a result of any breach or continuation thereof.

          13. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto.

          14. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts entered into and to be performed wholly within said State; and Chiropractic 21 and the Shareholders agree that any action based upon this Agreement may be brought in the United States and state courts of Nevada only, and each submits himself or herself to the jurisdiction of such courts for all purposes hereunder.

          15. In the event of default hereunder, the non-defaulting parties shall be entitled to recover reasonable attorney's fees incurred in the enforcement of this Agreement.

          IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.


                              CHIROPRACTIC 21 INTERNATIONAL, INC.


Date: 2/24/04.                By/s/Vicki Jenson

                              Its

                    LOCK-UP/LEAK-OUT AGREEMENT
                    COUNTERPART SIGNATURE PAGE

          This Counterpart Signature Page for that certain Lock-Up/Leak-Out
Agreement (the "Agreement") dated as of the       day of February, 2004, among
Chiropractic 21 International, Inc., a Nevada corporation ("Chiropractic 21"); and Jenson Services, Inc., a Utah corporation ("Jenson Services"), Leonard W. Burningham, Esq., David Oline, Francis Salazar, Brian Salazar, Jimmy Villalobos, James P. Doolin, Kathleen L. Morrison, Jeffrey D. Jenson, Travis
T. Jenson, Duane S. Jenson, Thomas J. Howells, Nick Lovato, Kirsten Lovato and Victoria Jenson, Shareholders of Chiropractic 21, by which the undersigned, through execution and delivery of this Counterpart Signature Page, intends to be legally bound by the terms of the Agreement, as the Shareholders, of the number of shares of Chiropractic 21 set forth below or hereafter acquired during the Lock-Up/Leak-Out Period as defined in the Agreement.

Jenson Services, Inc.
/s/Travis Jenson
4685 S. Highland Drive #202
Salt Lake City, Utah 84117

2/25/04

Leonard W. Burningham
/s/Leonard W. Burningham
455 East 500 South, Suite #205
Salt Lake City, Utah 84111
60,000 shares
2/26/04

David M Oline
/s/David M Oline
2548 S. Vaughn Way, Unit C
Aurora, CO 80014
10,000 shares
2/27/04

Francis R. Salazar
/s/Francis R. Salazar
11 Blackmer Road
Englewood, CO 80113

February 24, 2004

Brian Salazar
/s/Brian Salazar
6549 S. Clayton Street
 Colorado 80121

2/1/04

Jimmy Villalobos
/s/Jimmy Villalobos
11936 Paseo Fuerte
El Cajon, California 92020
24,000
2/24/04

James Doolin
/s/James Doolin
3410 Manhattan Ave.
Manhattan Beach, California 90266

2/25/04

Kathleen L. Morrison
/s/Kathleen L. Morrison
13123 Ptarmigan Gate Road
Draper, Utah 84020

2/24/04

Jeff D. Jenson
/s/Jeff D. Jenson
89 Lone Hollow
Sandy, Utah 84092


Travis Jenson
/s/Travis Jenson
9103 Jeremy Ranch Road
Park City, Utah
52,750
2/24/04

Duane S. Jenson
/s/Duane S. Jenson
4685 S. Highland Drive #202
Salt Lake City, Utah 84117

2/24/04

Thomas J. Howells
/s/Thomas J. Howells
8495 Terrace Drive
Sandy, Utah 84093
52,750
2/24/04

Nick Lovato
/s/Nick Lovato
3135 E. Lostwood Drive
Sandy, Utah 84092

2/25/04

Kirsten Lovato
/s/Kirsten Lovato
3135 E. Lostwood Drive
Sandy, Utah 84092

2/24/04

Vicki Jenson
/s/Vicki Jenson
89 Lone Hollow
Sandy, Utah 84092

February 24th, 2004

                              Exhibit A
                     Broker/Dealer Agreement



Atlas Stock Transfer
5899 South State Street
Murray, Utah 84107

Attention:     Pam Gray

Re: Lock-Up/Leak-Out Agreement respecting the resale of certain shares of common stock of Chiropractic 21
          International, Inc., a Nevada corporation (the
          "Company")

Dear Ladies and Gentlemen:

          The undersigned broker hereby acknowledges receipt of stock certificates representing shares of common stock of the Company that are described in Exhibit A attached hereto and incorporated herein by reference and owned by a "Shareholder" or "Shareholders" of the Company that are party to the above referenced Lock-Up/Leak-Out Agreement.

          In consideration of transferring these securities free of any legend or other notation respecting the said Lock-Up/Leak-Out Agreement so that the undersigned broker can effect a sale of each such Shareholders' shares, the undersigned broker agrees:

          (i) It will sell the securities in accordance with the instructions of each such Shareholder only, solely in compliance with the terms and conditions of the Lock-Up/Leak-Out Agreement;

               (ii) That all sales of these securities will be made in "broker's transactions" only during the period covered by the Lock-Up/Leak-Out Agreement;

        (iii) That there will be no journal entries or DTC's of any securities of any Shareholder during the period covered by the Lock-Up/Leak-Out Agreement;

         (iv) That the undersigned broker will not allow any Shareholder to maintain a "short" position in any of the securities of the Company during the period of the Lock-Up/Leak-Out Agreement;
          (v) That the undersigned broker will not maintain a "short" position in any of the securities of the Company during the period of the Lock-Up/Leak-Out Agreement except for daily transactions in our trading accounts, which shall all be covered no later than the end of 21 trading days following the occurrence of any such "short position"; and

         (vi) That if any of the securities of the Company are ordered out by any Shareholder for delivery prior to the expiration of the Lock-Up/Leak-Out Agreement, that instructions will be given to the Company's transfer agent to re-issue the stock certificates for any such Shareholder with the appropriate restriction or restrictions as are outlined in the Lock-Up/Leak-Out Agreement.

          The undersigned broker further agrees that we will provide you with reasonable documentation on your request to verify our compliance with this Letter Agreement.

                              Very truly yours,

                              _____________________________________
                              Broker/Dealer

                              _____________________________________
                              Address

                              _____________________________________
                              City, State, Zip


Date: ______________________       By___________________________________

                              Its___________________________________

                            Exhibit B

                    Seller's Resale Agreement






Chiropractic 21, Inc.
4685 So. Highland Drive, #202
Salt Lake City, Utah 84117

Atlas Stock Transfer
5899 South State Street
Murray, Utah 84107

Attention:     Pam Gray

Dear Ladies and Gentlemen:

          The undersigned agrees to effect all sales of shares of common stock of Stock Certificate No. ______________ representing _______________ shares of common stock of Chiropractic 21 International, Inc. in accordance with the "manner of sale" requirements of Rule 144 as outlined in Schedule 1 hereto until on or before _____________, 2004.

          DATED this ________ day of _____________________, 20___.

                              Very truly yours,

                              _____________________________________

Date: ______________________       By___________________________________

                              Its___________________________________

                              _____________________________________
                              Address

                              _____________________________________
                              City, State, Zip

                            SCHEDULE 1

         SELLER'S REQUIREMENTS IN "BROKERS' TRANSACTIONS"
              RULE 144 "MANNER OF SALE" REQUIREMENTS


          The securities shall be sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker," as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, and the person selling the securities shall not (1) solicit or arrange for the solicitation of orders to buy the securities in anticipation of or in connection with such transaction, or (2) make any payment in connection with the offer or sale of the securities to any person other than the broker who executes the order to sell the securities.

                          Schedule 1.8.1

                       Consulting Agreement

                       CONSULTING AGREEMENT


     THIS CONSULTING AGREEMENT (the "Agreement") is made as of the ___ day of February, 2004, by and between Chiropractic 21 International, Inc., a Utah corporation ("Chiropractic 21"); Jenson Services, Inc., a Utah corporation ("Jenson Services"); and Jimmy Villalobos, Kathleen L. Morrison, Thomas J. Howells, Travis T. Jenson, Jeffrey D. Jenson and Duane S. Jenson, Jenson Services' principals and/or employees or consultants, and Leonard W. Burningham, Esq., its legal counsel, who have and will be rendering the services covered by this Agreement (collectively, the "Consultants").

                             RECITALS

     WHEREAS, Jenson Services is a financial consulting firm that has substantial expertise in advising private and public companies respecting business plans, corporate structure, reorganization, acquisitions and mergers, and has access to all material historical information respecting Chiropractic 21 that would assist Chiropractic 21 in the transition period following the completion of a planned Agreement and Plan of Reorganization between Chiropractic 21, visionGATEWAY, Inc., a Nevada corporation ("vision"), and all of the Vision stockholders and option and warrant holders (collectively, the "vision Stockholders"); and

     WHEREAS, Jenson Services, by and through its Consultants, desires to render services for and on behalf of Chiropractic 21; and

     WHEREAS, Chiropractic 21 desires to engage the services of Jenson Services, by and through its Consultants, and

     WHEREAS, Chiropractic 21 has provided Jenson Services and the Consultants with access to all material information concerning its organization, financial condition, management, present and intended business operations or other available information and has made its directors and executive officers available to answer questions posed by Jenson Services and the Consultants regarding such information; and

     WHEREAS, Jenson Services and the Consultants are "accredited investors" as that term in defined under Regulation D of the Securities and Exchange Commission and have had access to all material information concerning Chiropractic 21, its organization, financial condition, management, present and intended business operations and other available information, and have had the opportunity to ask questions of Chiropractic 21's directors and executive officers with respect to such information and that all questions posed have been answered to their complete satisfaction; and

     WHEREAS, the parties desire to execute this Agreement to cover compensation for these services that have and will be rendered by the Consultants, and which Agreement shall have no affect on any other written arrangements, written agreements or other written understandings between Jenson Services, the Consultants and Chiropractic 21 whatsoever;

     NOW, THEREFORE, for and in consideration of the mutual promises and covenants hereinafter set forth and the benefits to the parties to be derived there from, it is hereby agreed as follows:

     1. Services and Costs. The Consultants are hereby retained by Chiropractic 21 to serve as independent Consultants to provide advice and services to Chiropractic 21 in connection with the foregoing recitation of services and related non-capital raising services, to the maximum of an aggregate of 30 hours during the term hereof, and shall be designated by Duane S. Jenson of Jenson Services. All direct out of pocket costs incurred by the Consultants during the terms hereof shall be paid by Chiropractic 21; provided, however, any individual costs in excess of $100 shall be first approved by the Chief Executive Officer of Chiropractic 21. The Consultants agree to provide such services to Chiropractic 21 as Chiropractic 21 may from time to time reasonably request, including, without limitation, advice and services with respect to those matters as to which they have special competence by reason of their business experience, knowledge, and abilities. Jenson Services shall make the Consultants available during reasonable business hours to perform all services reasonably requested by Chiropractic 21 under this Agreement, with the exception of Jenson Services' legal counsel, Leonard W. Burningham, Esq., whose services shall only relate to advice to or for the benefit of Jenson Services in providing the services covered hereby, and the preparation and filing of the S-8 Registration Statement refered to in Section 3 hereof.

     2. Term. This Agreement shall remain in full force and effect for a period of six months from the Closing of the Agreement and Plan of Reorganization between Chiropractic 21 and vision.

     3. Compensation. Chiropractic 21 shall pay, and Consultants shall accept, a fee of 300,000 shares of Chiropractic 21 common stock, all to be issued pursuant to a Registration Statement on Form S-8 to be filed as soon as practicable following the confirmation that the reorganized Chiropractic 21 is current in its filings with the Securities and Exchange Commission, and subject to the availability of Form S-8 to Chiropractic 21. These shares shall be issued as follows:

          Jimmy Villalobos                        24,000
          11936 Paseo Furte
          El Cahon, California 92020

          Kathleen L. Morrison                     5,000
          13123 Ptarmigan Gate Road
          Draper, Utah 84020

          Thomas J. Howells                       52,750
          4685 South Highland Drive, #202
          Salt Lake City, Utah 84117

          Travis T. Jenson                        52,750
          4685 South Highland Drive, #202
          Salt Lake City, Utah 84117

          Jeffrey D. Jenson                       52,750
          4685 South Highland Drive, #202
          Salt Lake City, Utah 84117

          Duane S. Jenson                         52,750
          4685 South H ighland Drive, #202
          Salt Lake City, Utah 84117

          Leonard W. Burningham, Esq.             60,000
          455 East 500 South, #205
          Salt Lake City, Utah 84111

               Total:                         300,000

     4. Independent Contractors. Jenson Services and the Consultants are retained under the terms of this Agreement as independent contractors and nothing herein shall be construed as creating an employer/employee relationship between the parties or their principals or employees. Jenson Services and the Consultants shall be solely liable for the payment of any taxes imposed or arising out of the payment of the compensation to it by Chiropractic 21 as set forth in this Agreement.

     5. Termination for Cause. Chiropractic 21 may not terminate this Agreement during its term without cause which shall be established by showing one or more of the following:

          a. Jenson Services or the Consultants have materially breached the terms of this Agreement and, as a result, Chiropractic 21 has suffered damages;

          b. Jenson Services or the Consultants, in the determination of the Board of Directors of Chiropractic 21, have been grossly negligent in the performance of their duties hereunder;

          c. Jenson Services or the Consultants have substantially failed to perform the duties requested in writing by Chiropractic 21, on action by the Board of Directors, under the terms of this Agreement after 10 days written notice setting forth the details of such alleged substantial failure; or

          d. Jenson Services or the Consultants have engaged in material, willful, or gross misconduct in the performance of its duties hereunder.

          No termination under this Section shall have any affect on the fees that are payable to the Consultants hereunder, and all shares allocated to each of the Consultants hereunder shall vest and be payable to the Consultants under this Agreement, without qualification.

     6. Lock-Up/Leak-Out Agreement. Chiropractic 21 is contemplating a reorganization with vision, and the Shareholders have each agreed to execute and deliver the Lock-Up/Leak-Out Agreement that is attached hereto as Exhibit A and incorporated herein by reference as a condition subsequent to the issuance of the securities of Chiropractic 21 hereunder, in the event of the closing of this reorganization.

     7. Nondisclosure of Information. Jenson Services and the Consultants agree that during the term of this Agreement, none will, directly or indirectly, disclose to any person not authorized by Chiropractic 21 to receive or use such information, any of Chiropractic 21's confidential or proprietary data, information, or techniques, or give to any person not authorized by Chiropractic 21 to receive it any information that is not generally known to anyone other than Chiropractic 21 or that is designated by Chiropractic 21 as "limited," "private," "confidential," or otherwise marked to indicate its confidential nature.

     8. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

     9. Entire Agreement. Except as indicated in the recitation at the forefront of this Agreement, this Agreement supersedes any and all other agreements, oral or written, between the parties with respect to the subject matter hereof, and no other agreement, statement or promise relating to the subject matter of this Agreement which is not contained or referred to herein shall be valid or binding.

     10. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah, and any action brought by any party to this Agreement shall only be maintained in the federal and state court situated in Salt Lake County, Utah.

     11. Severability. If, and to the extent that, any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

     12. Waiver. No failure by any party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent on a breach thereof, shall constitute a waiver of any such breach or any other covenant, agreement, term, or condition.

     13. Default. In the event of any default hereunder, the non-defaulting party shall be entitled to recover reasonable attorney's fees and related costs in the enforcement of this Agreement.

     14. Current Status of Reports of Chiropractic 21. Following the closing of the Agreement and Plan of Reorganization between Chiropractic 21 and vision, Chiropractic 21 shall do everything in its power and use its best efforts to immediately file all information with the Securities and Exchange Commission that would assist the Company in being deemed to be "current" in the filing of its reports that are required to have been filed by it during the previous twelve months, without qualification.

                              CHIROPRACTIC 21 INTERNATIONAL, INC.


     Dated: 2/24/04           By/s/Nick Lovato

                              Its V.P.

                              JENSON SERVICES, INC.


     Dated: 2/24/04           By/s/Jeff Jenson

                              Its President

                                    CONSULTANTS


     Dated: 2/24/04           /s/Jimmy Villalobos
                              Jimmy Villalobos


     Dated: 2/24/04           /s/Kathleen L. Morrison
                              Kathleen L. Morrison

     Dated: 2/24/04           /s/Thomas J. Howells
                              Thomas J. Howells


     Dated: 2/25/04           /s/Travis T. Jenson
                              Travis T. Jenson


     Dated: 2/24/04           /s/Jeffrey D. Jenson
                              Jeffrey D. Jenson


     Dated: 2/24/04           /s/Duane S. Jenson
                              Duane S. Jenson


     Dated: 2/24/04           /s/Leonard W. Burningham
                              Leonard W. Burningham, Esq.

PAGE>
                          Schedule 1.9.1

            Jenson Services, Inc. Indemnity Agreement




visionGATEWAY, Inc.
12707 High bluff Drive, 2nd Floor
San Diego, California 92130

Chiropractic 21 International, Inc.
4685 South Highland Drive, Suite 202
Salt Lake City, Utah  84117

Re: Indemnity Agreement respecting Section 1.9 of the Agreement and Plan of Reorganization ("Agreement"), among Chiropractic International, Inc., a Nevada corporation ("Chiropractic 21"), visionGATEWAY, Inc., a Nevada corporation ("vision"), and the stockholders of vision ("vision Stockholders"), and payment of the sum of $250,000 to Jenson Services, Inc. ("Jenson Services")

Gentlemen:

          Pursuant to the Agreement, and in consideration of Jenson
Services' indemnification of Chiropractic 21, the vision Stockholders and vision against any and all past liabilities of any type or nature whatsoever of Chiropractic 21 existing at the Closing of the Agreement (as defined in the Agreement), which will include all expenses related to the Agreement, and the compromise and settlement of any amounts due and owing to Jenson Services for advances or otherwise that were incurred by Chiropractic 21 in this respect prior to the Closing of the Agreement and as provided in the Agreement between Chiropractic 21 and vision, Vision shall pay Jenson Services $250,000 on the Closing, less the $15,000 paid to legal counsel for Chiropractic 21.

          Jenson Services, and/or its employees and consultants, will also be issued 300,000 shares of the Company's unregistered and "restricted securities" that are shares of its common stock; provided, however, that all such shares and any other shares acquired by Jenson Services and/or its employees or consultants shall be subject to the same Lock-Up/Leak-Out Agreement that will be executed and delivered by Jenson Services at Closing.

     1. Jenson Services hereby agrees to indemnify and hold vision, its officers, directors, employees and agents and each person, if any, who controls vision within the meaning of Section 15 of the Securities Act of 1933, as amended (the "Securities Act") or
          Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the stockholders of vision and, following the Closing, Chiropractic 21 and all of its then officers, directors, employees and agents and each person, if any, who then controls Chiropractic 21 within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, harmless from and against any and all past liabilities of any type or nature whatsoever of Chiropractic 21 existing at the Closing, which includes all expenses related to the Agreement (excluding the fees of Leonard
          W. Burningham, Esq. which vision has previously agreed to and has paid in advance) and the compromise and settlement of any amounts due and owing to Jenson Services for advances or otherwise that were incurred by Chiropractic 21 in this respect prior to the Closing. This indemnity shall include indemnification for any breach of warranty, false representation or other action as provided in the Agreement between Chiropractic 21 and vision.

     2. In case any action shall be commenced involving any person in respect of which indemnity may be sought pursuant hereto (the "Indemnified Party"), the Indemnified Party shall promptly notify the person against whom such indemnity may be sought (the
          "Indemnifying Party") in writing.   A delay in giving notice shall
          only relieve the Indemnifying Party of liability to the extent the Indemnifying Party suffers actual prejudice because of the delay. The Indemnifying Party shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Indemnified Party, unless the proceeding or claim involves only money damages or relates to a corporate restructuring, recapitalization or stock issuance prior to the Closing, not an injunction or other equitable relief, and unless the Indemnifying
          Party:

          (i) irrevocably acknowledges in writing complete responsibility for and agrees to indemnify the Indemnified Party; and

          (ii) furnishes satisfactory evidence of the financial ability to indemnify the Indemnified Party;

          in which case the Indemnifying Party may assume such control through counsel of its choice and at its expense, but the Indemnified Party shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a proceeding or claim. If the Indemnifying Party does not assume control of the defense of such a proceeding or claim, (i) the entire defense of the proceeding or claim by the Indemnified Party, (ii) any settlement made by the Indemnified Party, and (iii) any judgment entered in the proceeding or claim shall be deemed to have been consented to by, and shall be binding on, the Indemnifying Party as fully as though it alone had assumed the defense thereof and a judgment had been entered in the proceeding or claim in the amount of such settlement or judgment, except that the right of the Indemnifying Party to contest the right of the Indemnified Party to indemnification under the Agreement with respect to the proceeding or claim shall not be extinguished. If the Indemnifying Party does assume control of the defense of such a proceeding or claim, it will not, without the prior written consent of the Indemnified Party settle the proceeding or claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party a release from all liability in respect of the proceeding or claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim.

     3. The parties agree that all of the representations and warranties contained herein shall survive the Closing and continue to be binding regardless of any investigation made at any time by any party.

     4. At any time, and from time to time, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

     5. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

     6. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

          If to Jenson Services:   4685 South Highland Dr., #202
                                   Salt Lake City, Utah 84117

          If to vision:            12707 High bluff Drive, 2nd Floor
                                   San Diego, California 92130

          If to Chiropractic 21:   4685 South Highland Dr., #202
                                   Salt Lake City, Utah  84117

     7. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or written, between the parties hereto relating to the transaction contemplated herein or the subject matter hereof.

     8. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Utah, without giving effect to principles of conflicts of laws.

     9. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

     10. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11. In the event of default hereunder by either party, the prevailing party in any proceeding to enforce this Agreement shall be entitled to recover attorney's fees and costs and such other damages as may have been caused by the default of the defaulting party.

                              JENSON SERVICES, INC.

Dated: 2/24/04                By/s/Jeff D. Jenson
                              Its President

                              VISIONGATEWAY, INC.

Dated: 27th February 2004      By/s/Martin G. Wotton
                              Its Chairman/President
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